Herman Miller Reports First Quarter Fiscal 2020 Results

•	Year-over-year sales and order growth of 7%

•	Operating margin expansion of 160-basis points on a reported basis (90-basis points adjusted)

•	35% increase in reported EPS (22% adjusted)
Webcast to be held Thursday, September 19, 2019, at 9:30 AM ET

Release	Immediate
Date	September 18, 2019
Contact	Kevin Veltman (616) 654-3973 or kevin_veltman@hermanmiller.com
Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com
Media (616) 654-5977 or media_relations@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

NOTE: A data supplement with additional financial information relating to the periods covered by this press release is available for download from the Company’s website at http://www.hermanmiller.com/investors

Herman Miller, Inc. (NASDAQ: MLHR) today announced results for its first quarter ended August 31, 2019. Net sales in the quarter totaled $670.9 million, an increase of 7.4% from the same quarter last fiscal year. New orders in the first quarter of $676.7 million were 6.9% above the prior year level.

On an organic basis, which excludes the impact of foreign currency translation, net sales and orders in the first quarter increased by 7.7% and 7.3%, respectively, compared to the same quarter last fiscal year.

Herman Miller reported net earnings of $0.81 per share on a diluted basis in the first quarter compared to diluted earnings per share of $0.60 in the same quarter last fiscal year. Excluding restructuring expenses and other special charges, adjusted earnings per share in the first quarter totaled $0.84 compared to adjusted earnings per share of $0.69 in the first quarter of last fiscal year.

Andi Owen, President and Chief Executive Officer, stated, "Strong sales and order growth for the quarter were led by our North America and Retail businesses. Consolidated sales growth, higher gross margins and well-managed operating expenses combined to drive operating margin expansion over the same quarter last year. While there are clear opportunities for additional improvement, the enterprise at large is executing at a very high level, and we are beginning to realize meaningful benefit from our efforts to align the direction of the global business around a common set of strategic priorities.”

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First Quarter Fiscal 2020 Financial Results

FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data)	(Unaudited)
	Three Months Ended
	August 31, 2019	September 1, 2018	% Chg.
Net Sales	$670.9	$624.6	7.4%
Gross Margin %	36.7%	36.0%	N/A
Operating Expenses	$184.2	$178.0	3.5%
Restructuring Expense	$1.8	$1.1	63.6%
Operating Earnings %	9.0%	7.4%	N/A
Adjusted Operating Earnings %*	9.3%	8.4%	N/A
Net Earnings Attributable to Herman Miller, Inc.	$48.2	$35.8	34.6%
Earnings Per Share – Diluted	$0.81	$0.60	35.0%
Adjusted Earnings Per Share – Diluted*	$0.84	$0.69	21.7%
Orders	$676.7	$632.8	6.9%
Backlog	$399.9	$354.8	12.7%
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities and Exchange Commission.

Consolidated gross margin in the first quarter of fiscal 2020 totaled 36.7%, representing a 70-basis point increase from the level reported in the same quarter of last fiscal year.
Operating expenses in the first quarter were $184.2 million compared to $178.0 million in the same quarter a year ago. Operating expenses included certain special charges totaling $0.4 million in the first quarter of fiscal 2020 and $5.1 million in the same quarter last year. These items in the current quarter related primarily to costs associated with the CEO transition. Excluding these items, operating expenses increased by $10.9 million compared to the same quarter last year.
The Company recognized pre-tax restructuring expense totaling $1.8 million in the first quarter. These items related primarily to restructuring actions associated with our profit improvement initiatives, including costs associated with an early retirement program in North America.
Herman Miller’s effective income tax rate in the first quarter was 21.0%, compared to 20.0% in the same quarter last fiscal year.

Jeff Stutz, Chief Financial Officer, noted, "We continue to navigate the global tariff picture effectively, taking action where we can in areas around pricing and supply chain, leveraging our profit improvement initiatives and realizing benefits from lower commodity costs. Despite the gross margin pressures we are feeling in our Retail business, some of which are transitory and driven by our nearly complete transition to a new 620,000-foot distribution facility, we delivered 70 basis points of gross margin expansion at the consolidated level over the same quarter last year. Our operating performance contributed to a significant increase in earnings per share compared to last year, exceeding the expectations that we established at the start of the quarter.”

The Company ended the first quarter with total cash and cash equivalents of $159.5 million. Cash flow generated from operations was $52.8 million in the current quarter compared to $32.9 million in the same quarter last fiscal year.

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Segment Sales and Orders

The following tables summarize reported and organic segment sales and orders for the first quarter of fiscal 2020:

Organic Sales Growth by Segment *

	Three Months Ended				Three Months Ended
	August 31, 2019				September 1, 2018
	North America	International	Retail	Total	North America	International	Retail	Total
Net Sales, as reported	$458.4	$113.9	$98.6	$670.9	$421.0	$115.4	$88.2	$624.6
% change from PY	8.9%	(1.3)%	11.8%	7.4%

Proforma Adjustments
Currency Translation Effects (1)	0.2	1.9	—	2.1	—	—	—	—
Net Sales, organic	$458.6	$115.8	$98.6	$673.0	$421.0	$115.4	$88.2	$624.6
% change from PY	8.9%	0.3%	11.8%	7.7%

Organic Order Growth by Segment *

	Three Months Ended				Three Months Ended
	August 31, 2019				September 1, 2018
	North America	International	Retail	Total	North America	International	Retail	Total
Orders, as reported	$468.2	$116.7	$91.8	$676.7	$425.1	$125.0	$82.7	$632.8
% change from PY	10.1%	(6.6)%	11.0%	6.9%

Proforma Adjustments
Currency Translation Effects (1)	0.3	2.0	—	2.3	—	—	—	—
Orders, organic	$468.5	$118.7	$91.8	$679.0	$425.1	$125.0	$82.7	$632.8
% change from PY	10.2%	(5.0)%	11.0%	7.3%

(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period
* Items represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities and Exchange Commission.

Second Quarter Fiscal 2020 Guidance

Looking forward, Herman Miller expects net sales in the second quarter of fiscal 2020 to be in the range of $685 million to $705 million. On an organic basis, adjusted for foreign currency translation, this forecast implies sales growth of 7% compared to the second quarter of last year at the mid-point of the range. The Company expects diluted earnings per share to range between $0.85 to $0.89.
Supplemental Information and Webcast

The Company has created a supplemental data report which provides additional information relevant to its quarterly results. This document can be accessed via a link on the Investors section of the Company's website at http://www.hermanmiller.com/investors.

The Company will host a webcast to discuss the results of the first quarter of fiscal 2020 on Thursday, September 19, 2019, at 9:30 AM ET. To ensure your access to the webcast, you should allow extra time to visit the Company’s website at http://investors.hermanmiller.com/events-and-presentations to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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About Herman Miller
Herman Miller is a globally recognized provider of furnishings and related technologies and services.  Since its inception in 1905, the company has relied on innovative design to help people do great things. The global design leader has evolved into Herman Miller Group, a family of brands that collectively offers a variety of products for environments where people live, learn, work, and heal. The family of brands includes Colebrook Bosson Saunders, Design Within Reach, Geiger, HAY, Maars Living Walls, Maharam, naughtone, Nemschoff, and Herman Miller. For more information visit www.hermanmiller.com/about-us.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” "likely,” “plans,” “projects,” and “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, the success of our growth strategy, our success in initiatives aimed at achieving long-term profit optimization goals, employment and general economic conditions, the pace of economic recovery in the U.S. and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, our ability to expand globally given the risks associated with regulatory and legal compliance challenges and accompanying currency fluctuations, changes in future tax legislation or interpretation of current tax legislation, the ability to increase prices to absorb the additional costs of raw materials, changes in global tariff regulations, the financial strength of our dealers and the financial strength of our customers, our ability to locate new retail studios, negotiate favorable lease terms for new and existing locations and implement our studio portfolio transformation, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly-introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, our ability to integrate and benefit from acquisitions and investments, the pace and level of government procurement, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the three months ended August 31, 2019 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share and common share data)

	August 31, 2019		September 1, 2018
Net Sales	$670.9	100.0%	$624.6	100.0%
Cost of Sales	424.8	63.3%	399.5	64.0%
Gross Margin	246.1	36.7%	225.1	36.0%
Operating Expenses	184.2	27.5%	178.0	28.5%
Restructuring Expense	1.8	0.3%	1.1	0.2%
Operating Earnings	60.1	9.0%	46.0	7.4%
Other Expenses, net	2.1	0.3%	1.9	0.3%
Earnings Before Income Taxes and Equity Income	58.0	8.6%	44.1	7.1%
Income Tax Expense	12.2	1.8%	8.9	1.4%
Equity Income, net of tax	2.2	0.3%	0.7	0.1%
Net Earnings	48.0	7.2%	35.9	5.7%
Net Earnings Attributable to Noncontrolling Interests	(0.2)	—%	0.1	—%
Net Earnings Attributable to Herman Miller, Inc.	$48.2	7.2%	$35.8	5.7%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings Per Share – Basic	$0.82		$0.60
Weighted Average Basic Common Shares	58,909,001		59,370,160
Earnings Per Share – Diluted	$0.81		$0.60
Weighted Average Diluted Common Shares	59,231,728		59,869,114

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	August 31, 2019	September 1, 2018
Net Earnings	$48.0	$35.9
Net Cash Provided by Operating Activities	52.8	32.9
Net Cash Used in Investing Activities	(22.1)	(99.7)
Net Cash Used in Financing Activities	(27.9)	(33.0)
Effect of Exchange Rates	(2.5)	(2.4)
Change in Cash	0.3	(102.2)
Cash and Cash Equivalents, Beginning of Period	159.2	203.9
Cash and Cash Equivalents, End of Period	$159.5	$101.7

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	August 31, 2019	June 1, 2019
Assets
Current Assets:
Cash and cash equivalents	$159.5	$159.2
Short-term investments	9.0	8.8
Accounts and notes receivable, net	218.3	218.0
Unbilled accounts receivable	33.8	34.3
Inventories, net	181.2	184.2
Prepaid expenses and other	51.8	56.8
Total Current Assets	653.6	661.3
Net property and equipment	337.5	348.6
Right of use assets	233.3	—
Other assets	560.4	559.4
Total Assets	$1,784.8	$1,569.3

Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity
Current Liabilities:
Accounts payable	$178.5	$177.7
Accrued liabilities	306.4	268.4
Total Current Liabilities	484.9	446.1
Long-term debt	275.0	281.9
Lease liabilities	200.2	—
Other liabilities	79.5	101.5
Total Liabilities	1,039.6	829.5
Redeemable Noncontrolling Interests	—	20.6
Stockholders' Equity	745.2	719.2
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$1,784.8	$1,569.3

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